EXHIBIT 99.1

Smart Balance Announces 2010 Second Quarter Results

Company Reaffirms Outlook for the Year

Paramus, N.J. (August 5, 2010) – Smart Balance, Inc. (NasdaqGM: SMBL) (“Smart Balance” or the “Company”) today announced its financial results for the second quarter ended June 30, 2010, and reaffirmed its outlook for the year.

Net sales for the second quarter totaled $55.6 million, versus $58.2 million in the year-ago quarter, exceeding the Company’s previously announced estimate of approximately $54 million in net sales for the period.  Net loss per share for the quarter was $2.08.  During the quarter, the Company recorded a one-time, non-cash goodwill impairment charge of $2.08 per share and a one-time net charge of $0.02 per share related to the Company’s previously announced organizational realignment.  Excluding these one-time charges, earnings per share for the quarter was $0.02, even with the Company’s reported earnings per share in the year-ago quarter.

As a result of the one-time charges recorded during the second quarter, operating loss was $128.8 million in the second quarter of 2010 compared to operating income of $2.5 million in the second quarter of 2009.  Cash operating income of $7.5 million for the quarter was virtually unchanged compared with $7.7 million in the year-ago quarter.  (See the table in this release for a reconciliation of operating income to cash operating income.)

The Company reaffirmed its 2010 outlook and continues to expect full-year net sales growth in the range of 2-4% and cash operating income that is in line with that of the prior year, excluding one-time items.

Chairman and Chief Executive Officer Stephen Hughes stated, “During the second quarter we navigated our business around the heightened competitive pressures in our categories and the ongoing effects of the economic climate on consumers.  Despite these challenges, we held our market share in spreads and continued to gain distribution and trial in enhanced milk.  While sales were below last year, we maintained cash operating income and ended the quarter with better than expected shipments and improving consumer purchases at retail.  Looking forward, we expect recent trends and our strengthened marketing and promotional programs to result in stronger sales performance, consistent with our full-year outlook.”

“We continued to solidify our three-tier spreads strategy, with our Earth Balance® and Bestlife™ brands performing well and a stronger support program launched for the Smart Balance® brand,” added Mr. Hughes.  “Taken together with our enhanced milk initiative, which has reached 66% distribution in the food channel, and our just-launched Earth Balance™ Soymilk, we are well on our way to becoming a multi-category, multi-brand health and wellness innovation platform.”

2010 Second Quarter Results

Net sales were $55.6 million compared with $58.2 million in the second quarter of 2009.  This 4.4% decline in net sales was less than the Company’s previous outlook of a 6-7% decline.  The decrease in sales reflected lower case shipments in spreads (-6%) and grocery products (-11%), due to continued competitive promotional pressure and consumer price sensitivity.  Spreads results were also affected by overall category weakness.  Partially offsetting this decrease in sales was the benefit of expanded distribution of the Company’s dairy aisle products (milk and sour cream).

Market share for the Company’s spreads, including Smart Balance®, Earth Balance®, and Bestlife™, grew modestly to 15.5% in the second quarter of 2010 compared with 15.4% in the second quarter of 2009, according to The Nielsen Company, Inc.  Retail sales in the overall spreads category in the food channel declined 12% in dollar terms and 7% in unit terms in the second quarter versus the same quarter in 2009.

Gross profit decreased 4.9% to $26.9 million for the second quarter of 2010 from $28.3 million in the second quarter of 2009 due primarily to lower sales.  Gross profit margin for the quarter was virtually unchanged at 48.3% compared with 48.6% for the second quarter of 2009, as lower product costs were offset by higher trade promotion costs, lower pricing for some products, and an unfavorable product mix.

Operating loss was $128.8 million for the second quarter of 2010 compared with operating income of $2.5 million in the second quarter of 2009.  This operating loss was primarily due to the impact of the aforementioned, largely non-cash, one-time charges totaling $131.9 million on a pre-tax basis taken in the second quarter of 2010, which are explained in more detail below.

Cash operating income was $7.5 million compared with $7.7 million in the same period last year.  The change in cash operating income reflected the decline in gross profit and higher marketing expenses, almost entirely offset by lower general and administrative expenses.  See the table below for a reconciliation of this non-GAAP measure to operating loss.

Reconciliation of Operating Income to Cash Operating Income – Second Quarter

$ in Millions	2010	2009

Operating (Loss)/Income	(128.8)	2.5
Non-cash charges affecting Operating Income:
Stock-based compensation expense	1.8	4.0
Depreciation	0.3	0.2
Amortization of intangibles	1.0	1.0
Goodwill impairment	130.0	—
Realignment	3.2	—
	136.3	5.2
Cash Operating Income	7.5	7.7

The provision for income taxes was $0.2 million in the quarter compared with less than $0.1 million in the year-ago quarter as both years benefitted from resolutions of tax issues.  The Company expects an income tax rate for the remainder of 2010 of approximately 39%, in line with statutory rates.

Net loss was $130.0 million, or $2.08 per share, reflecting the aforementioned, largely non-cash one-time charges.  Excluding the charges, earnings per share were $0.02, even with the Company’s reported earnings per share in the year-ago quarter.

During the second quarter, the Company repurchased 1.2 million shares of its common stock at a total cost of $5.0 million.

One-time Charges

During the quarter, the Company recorded one-time charges totaling $1.9 million, or $1.2 million after-tax, associated with its previously announced organizational realignment.  The program is expected to result in ongoing cash savings of $2.8 million annually.  The second quarter charges included a $3.2 million cash charge ($2.0 million after-tax or $0.03 per share) and a $1.3 million benefit ($0.8 million after-tax or $0.01 per share) related to the change in non-cash stock-based compensation expense.

Additionally, in conjunction with its annual impairment testing of goodwill (related to the Company’s May 2007 acquisition of GFA Brands, Inc.) and based on the current and expected economic climate and revised business projections, the Company recorded a non-cash pre-tax impairment charge of $130.0 million, or $2.08 per share, in accordance with GAAP.

Reconciliation of One-time Items Affecting Earnings Per Share – Second Quarter

$ Per Share	2010	2009

(Loss)/Earnings Per Share - Reported	(2.08)	0.02
One-time items:
Goodwill impairment charge	2.08	—
Realignment charges, net	0.02	—
	2.10	—
Earnings Per Share – Excluding One-time Items	0.02	0.02

Forward-looking Statements
Statements made in this press release that are not historical facts, including statements about the Company’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements may include use of the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions.  Forward-looking statements speak only as of the date they are made, and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations, changes in financial condition, changes in general economic or business conditions, changes in estimates, expectations or assumptions, or circumstances or events arising after the issuance of this press release. Actual results may differ materially from such forward-looking statements for a number of reasons, including those risks and uncertainties set forth in the Company’s filings with the SEC and the Company’s ability to:

•	maintain margins during commodity cost fluctuations;
•	introduce and expand distribution of new products;
•	provide funding to support market share and increase consumer awareness,
•	grow net sales in a competitive environment and with increasingly price sensitive consumers, and
•
continue to rely on the estimates or judgments related to our impairment analysis, which if changed could have a significant impact on recoverability of the Company’s goodwill and could have a material impact on its consolidated financial statements.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP").

The Company uses the term “cash operating income” as an important measure of profitability and performance.  Cash operating income is a non-GAAP measure defined as operating income excluding stock based compensation, depreciation, amortization of intangibles, impairment charges and net realignment charges.  Our management uses cash operating income for planning purposes, and we believe this measure provides investors and securities analysts with important supplemental information regarding the Company’s profitability and operating performance.  However, non-GAAP financial measures such as cash operating income should be viewed in addition to, and not as an alternative for, the company's results prepared in accordance with GAAP.  In addition, the non-GAAP measures the company uses may differ from non-GAAP measures used by other companies.  We have included in this press release reconciliations of cash operating income to operating income as calculated in accordance with GAAP.

About Smart Balance, Inc.
Smart Balance, Inc. (NasdaqGM: SMBL) is committed to providing superior tasting heart healthier alternatives in every category it enters by avoiding trans fats naturally, balancing fats and/or reducing saturated fats, total fat and cholesterol, and/or by incorporating ingredients that consumers may be missing in their diets.  The company markets the Smart Balance® line of products, which include Smart Balance® Buttery Spreads, Milks, Butter Blend Sticks, Sour Creams, Peanut Butter, Microwave Popcorn, Cooking Oil, Mayonnaise, Non-Stick Cooking Spray and Cheese, and also markets natural food products under the Earth Balance® brand and healthier lifestyle products under the Bestlife™ brand.

For more information about Smart Balance, Inc., Smart Balance® products and the Smart Balance™ Food Plan, please visit www.smartbalance.com.

Media Contact:	Investor Contact:
Brent Burkhardt	John Mintz
Executive Vice President	Vice President Finance &
Managing Director	Investor Relations
TBC Public Relations	Smart Balance, Inc.
bburkhardt@tbc.us	investor@smartbalance.com
410-986-1303	201-568-9300

SMART BALANCE, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data)

	June 30,	December 31,
	2010	2009
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$3,511	$7,538
Accounts receivable, net of allowance of: $275 (2010) and $345 (2009)	13,607	11,970
Accounts receivable - other	778	650
Income taxes receivable	-	1,131
Inventories	5,904	5,812
Prepaid taxes	1,658	405
Prepaid expenses and other assets	10,359	3,392
Deferred tax asset	1,656	462
Total current assets	37,473	31,360
Property and equipment, net	4,832	4,634
Other assets:
Goodwill	244,886	374,886
Intangible assets, net	149,156	151,089
Deferred costs, net	1,706	2,111
Other assets	2,228	985
Total other assets	397,976	529,071
Total assets	$440,281	$565,065
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued expenses	$29,423	$22,626
Income taxes payable	325	-
Current portion of long term debt	1,700	5,500
Total current liabilities	31,448	28,126
Long term debt	51,300	51,143
Deferred tax liability	41,978	43,824
Other liabilities	1,058	965
Total liabilities	125,784	124,058

Commitment and contingencies
Stockholders' equity
Preferred stock, $.0001 par value, 50,000,000 shares authorized	-	-
Common stock, $.0001 par value, 250,000,000 shares authorized; 62,630,683 (2010 and 2009) issued and 61,443,156 and 62,630,683 outstanding in 2010 and 2009, respectively	6	6
Additional paid in capital	529,008	523,467
Retained deficit	(209,522)	(82,466)
Treasury stock at cost (2010 - 1,187,527 shares)	(4,995)	-
Total stockholders' equity	314,497	441,007
Total liabilities and stockholders' equity	$440,281	$565,065

SMART BALANCE, INC. AND SUBSIDIARY
Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three months ended June 30, 2010	Three months ended June 30, 2009	Six Months ended June 30, 2010	Six Months ended June 30, 2009

Net sales	$55,634	$58,185	$119,268	$120,784
Cost of goods sold	28,771	29,912	59,057	64,257
Gross profit	26,863	28,273	60,211	56,527
Operating expenses:
Marketing	10,076	8,820	20,498	17,620
Selling	4,415	4,270	9,620	8,787
General and administrative	11,195	12,664	23,127	24,393
Goodwill impairment	130,000	-	130,000	-
Total operating expenses	155,686	25,754	183,245	50,800
Operating income (loss)	(128,823)	2,519	(123,034)	5,727
Other income (expense):
Interest income	-	1	-	2
Interest expense	(767)	(1,202)	(1,712)	(2,335)
Other income (expense), net	(216)	(310)	(585)	(453)
Total other income (expense)	(983)	(1,511)	(2,297)	(2,786)
Income (loss) before income taxes	(129,806)	1,008	(125,331)	2,941
Provision (benefit) provision for income taxes	230	15	1,725	802
Net income (loss)	$(130,036)	$993	$(127,056)	$2,139

Income (loss) per share:
Basic	$(2.08)	$0.02	$(2.03)	$0.03
Diluted	$(2.08)	$0.02	$(2.03)	$0.03
Weighted average shares outstanding:
Basic	62,460,844	62,630,683	62,545,294	62,630,683
Diluted	62,460,844	62,820,162	62,545,294	62,764,122